SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐     Preliminary Proxy Statement

☐     Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐     Definitive Proxy Statement

☒     Definitive Additional Materials

☐     Soliciting Material Under Rule 14a-12

Cohen & Steers REIT and Utility Income Fund, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐

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COHEN & STEERS REIT AND UTILITY INCOME FUND, INC.

280 Park Avenue, New York, New York 10017

March 20, 2008

Dear Shareholder:

RTU’s annual shareholders meeting on April 1, 2008 is fast approaching, and we urge you to immediately vote the enclosed White Proxy Card to re-elect your Board of Directors.

Why you should vote for your Board:

✓	ISS Governance Services, the leading independent proxy voting advisor, recommends that shareholders vote FOR the current Directors who are up for re-election by voting the White Proxy Card.

✓	Your fund has had outstanding performance—outperforming the FTSE NAREIT Equity Index and the fund’s blended benchmark index for the one- and three-year periods ended December 31, 2007.[1]

✓	Your Board has increased the fund’s distribution level each year since the fund was launched in January 2004, demonstrating your Board’s commitment to reducing the fund’s discount to NAV. Your Board’s nominees are 100% independent, working solely to protect the interests of all shareholders.

✓	Arthur Lipson, the dissident shareholder, is a hedge fund speculator looking for a fast profit—he told us that he isn’t interested in the shareholders’ long-term interests. Western has a derivatives bet on RTU that expires in May. Don’t be misled by Lipson—his commitment is to his hedge fund investors, from whom he collects a 20% fee on profits.

✓	Lipson’s proposal of selling holdings and redeeming only some of the fund’s auction market preferred shares would impact the fund’s leverage, trigger capital gains taxes and likely reduce the fund’s distributions to you. His “quick fix” is designed to benefit his hedge fund investors at your expense instead of developing a long-term solution for all shareholders.

If you have not yet voted, we urge you to do so now; the meeting is on April 1. To make sure your vote is counted, please refer to the enclosed White Proxy Card for instructions to vote quickly and simply by using the Internet or by telephone.

Your Board strongly urges you not to sign any gold proxy card you may receive from Lipson or his Western Investment hedge funds. If you have already sent in a gold proxy card, you can still vote the White Proxy Card, as only the last proxy card submitted counts.

If you have already voted your White Proxy Card, we thank you. As in the past, your Board will work hard to advance your interests and those of all shareholders.

Thank you for your time and attention.

Sincerely,

Your Board of Directors

Please call our proxy solicitation firm, The Altman Group, toll-free at (800) 290-1473 if you have any questions about this matter.

1 Total returns as of December 31, 2007, based on market price. Blended Index consists of 40% NAREIT Equity REIT Index, 40% S&P 1500 Utilities and 20% Merrill Lynch Fixed Rate Preferred Index. The performance data quoted represent past performance. Past performance is no guarantee of future results. The investment return will vary and the principal value of an investment will fluctuate and shares may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. During certain of the periods presented, the advisor has waived fees. Absent such waivers, returns would have been lower. Since inception 1/30/2004.

YOUR VOTE IS VERY IMPORTANT!

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The meeting is quickly approaching (April 1). To make sure your vote is counted, please refer to the enclosed White Proxy Card for instructions to quickly and simply vote using the Internet or telephone.

¡	To vote FOR your fund’s nominees, you MUST vote in Favor on the White Proxy Card.

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Your Board of Directors urges you to DISCARD any proxy card that you receive from Lipson and his Western Investment funds. A “WITHHOLD” vote on their gold proxy card is NOT a vote for your Board’s nominees.

¡	Even if you have previously voted on the gold proxy card you can still support you fund’s nominees by voting FOR on the enclosed White Proxy Card today.

¡	Remember – only your latest dated proxy will determine how your shares are to be voted at the Annual Meeting.

If you have questions or need assistance voting your shares, please call:

The Altman Group

1200 Wall Street West, 3rd Floor Lyndhurst, NJ 07071

(800) 290-1473 (TOLL FREE)

Additional Information

On February 15, 2008, your fund filed with the Securities and Exchange Commission (SEC) and began mailing to stockholders a notice of annual meeting and a definitive proxy statement, together with a White Proxy Card that can be used to elect your director nominees and to vote upon all the proposals expected to be presented at the annual meeting. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE 2008 ANNUAL MEETING OF STOCKHOLDERS. Stockholders can obtain additional copies of the notice of annual meeting and proxy statement, including the White Proxy Card, and other documents filed by the fund with the SEC when they become available, by contacting the fund at Cohen & Steers Capital Management Inc., c/o Marketing, 280 Park Avenue, New York, NY 10017, or by telephone toll-free at (800) 330-7348. Copies of the proxy materials may also be requested by contacting our proxy solicitor, The Altman Group, toll-free at (800) 290-1473. In addition, documents filed with the SEC by the fund are available free of charge at the SEC’s website at http://www.sec.gov. Your fund and its directors and executive officers may be deemed to be participants in the solicitation of the fund’s stockholders in connection with its 2008 annual meeting of stockholders. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in the definitive proxy statement.